Exhibit (l)(1)

Law Offices

One Logan Square, Ste. 2000

Philadelphia, PA

19103-6996

(215) 988-2700 phone

(215) 988-2757 fax

www.drinkerbiddle.com

California

Delaware

illinois

new jersey

new york

pennsyLVania

Texas

Washington D.c.

Established 1849

February 12, 2019

FEG Absolute Access Fund I LLC

201 E. Fifth Street

Suite 1600

Cincinnati, OH 45202

RE:	FEG Absolute Access Fund I LLC

Ladies and Gentlemen:

We have acted as counsel to FEG Absolute Access Fund I LLC, a Delaware limited liability company (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933 units of beneficial interest representing interests in the Fund. The Fund is authorized to offer three classes of units of limited liability company interest (“Units”). The Fund is authorized to issue an unlimited number of Units.

We have reviewed the Fund’s Second Amended and Restated Limited Liability Company Operating Agreement and resolutions adopted by the Board of Directors, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1. Units will be issued in accordance with the Fund’s Second Amended and Restated Limited Liability Company Operating Agreement and resolutions of the Board of Directors relating to the creation, authorization and issuance of Units.

2. Units will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that:

1. Units to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2. When issued and paid for upon the terms provided in the Registration Statement, Units to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement of the Fund. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP